UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-041486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive, Sunnyvale CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2016, the Board of Directors (the “Board”) of Proofpoint, Inc. (the “Company”) appointed R. Scott Herren as a member of the Board.  Mr. Herren will serve as a Class I director whose current term will expire at the Company’s 2019 annual meeting of the stockholders.  The Board also approved Mr. Herren’s appointment to the Audit Committee.

In connection with his appointment as a director, the Board granted Mr. Herren 12, 500 restricted stock units under the Company’s 2012 Equity Incentive Plan (the “RSU Grant”). The RSU Grant will vest over three years, in equal annual installments, subject to Mr. Herren’s continued services to the Company through each annual vesting date.  The RSU Grant will accelerate and vest in full in the event of a change in control of the Company.  Mr. Herren will also receive other standard non-employee director cash and equity compensation pursuant to the Company’s non-employee director compensation policy.

In addition to the compensation that Mr. Herren will receive in connection with his appointment as a member of the Board, the Company intends to enter into a standard form of indemnity agreement with Mr. Herren. A form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-178479), as filed with the Securities and Exchange Commission on April 9, 2012.

There is no arrangement or understanding with any person pursuant to which Mr. Herren was appointed as a member of the Board. Mr. Herren is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date:	July 5, 2016	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer

3